UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2018

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Term Loan Agreement

On February 20, 2018, Dynavax Technologies Corporation, as borrower (the “Company”), entered into a term loan agreement (the “Loan Agreement”) with CRG Servicing LLC, as administrative agent and collateral agent (“Agent”), and the other lenders party thereto.

The Loan Agreement provides for a $175.0 million term loan facility, $100.0 million of which was borrowed at closing (the “Initial Term Loan”), and, subject to the satisfaction of certain market capitalization and other borrowing conditions, up to an additional $75.0 million at the Company’s option on or before July 17, 2019 (the “Second Tranche Term Loan” and, together with the Initial Term Loan, the “Term Loans”). The Company expects to use the proceeds of the Initial Term Loan and any Second Tranche Term Loan, if borrowed, for commercialization of its HEPLISAV-B™, adult Hepatitis B Vaccine, product and further development of its immuno-oncology pipeline, as well as general working capital and general corporate purposes, including fees, costs and expenses incurred in connection with the Loan Agreement. The Term Loans have a maturity date of December 31, 2023, unless earlier prepaid.

The Term Loans under the Loan Agreement bear interest at a rate equal to 9.50% per annum. At the Company’s option, until September 30, 2023, a portion of the interest payments may be paid in kind, and thereby added to the principal. The Term Loans will be entirely payable at maturity.

The obligations under the Loan Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Company and any future subsidiary guarantors, except for certain customary excluded property, and (ii) all of the capital stock owned by the Company and such future subsidiary guarantors (limited, in the case of the stock of certain non-U.S. subsidiaries of the Company and certain U.S. subsidiaries substantially all of whose assets consist of equity interests in non-U.S. subsidiaries, to 65% of the capital stock of such subsidiaries, subject to certain exceptions). The obligations under the Loan Agreement will be guaranteed by each of the Company’s future direct and indirect subsidiaries (other than certain non-U.S. subsidiaries of the Company and certain U.S. subsidiaries substantially all of whose assets consist of equity interests in non-U.S. subsidiaries, subject to certain exceptions).

The Loan Agreement contains customary affirmative covenants applicable to the Company and its subsidiaries, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Loan Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur future debt, grant liens, make investments, make acquisitions, make certain restricted payments and sell assets, subject to certain exceptions. In addition, the Loan Agreement requires the Company to comply with a daily minimum liquidity covenant and an annual revenue requirement based on the sales of HEPLISAV-B.

The Term Loans may be prepaid by the Company at any time. If the Term Loans are prepaid prior to the second anniversary of the initial borrowing date, they are subject to a prepayment premium of up to 7.00% of the principal amount prepaid, depending on the date of prepayment. Upon the occurrence of certain events relating to asset sales above a specified threshold or in the event of a change of control transaction or sale of all or substantially all of the assets and/or rights related to HEPLISAV-B, the Company may also be required to prepay all or a part of the outstanding principal and interest under the Loan Agreement in addition to the prepayment premium described above on the principal amount prepaid. Upon payment of the Term Loans at maturity or prepayment on any earlier date, a backend facility fee will apply to the amounts paid or prepaid.

The Loan Agreement provides for events of default, including: (i) failure by the Company to timely make payments of principal due under the Loan Agreement; (ii) failure by the Company to make payments of interest or any other obligation under the Loan Agreement and other related agreements within three business days of it being due and payable; (iii) misrepresentations or misstatements in any representation or warranty by the Company or any subsidiary guarantor (each a “Loan Party”) when made; (iv) failure by the Loan Parties to comply with the covenants under the Loan Agreement and other related agreements; (v) defaults in respect of payment of other indebtedness of the Company and its subsidiaries above a certain amount; (vi) certain events of default or material breaches by any Loan Party under certain material contracts; (vii) events of default or material breaches of other indebtedness of the Loan Parties above a certain amount; (viii) insolvency or bankruptcy-related events with respect to the Company or any of its subsidiaries; (ix) certain undischarged judgments or unsatisfied settlements against the Company or its subsidiaries above a specified amount; (x) certain ERISA-related events with respect to the Company or its subsidiaries above a specified amount; (xi) the occurrence of a Change of Control (as defined in the Loan Agreement), (xii) the occurrence of a Material Adverse Change (as defined in the Loan Agreement), (xiii) certain security interests or liens under the loan documents ceasing to be, or being asserted by any Loan Party not to be, in full force and effect above a specified amount, (xiv) certain injunctions prohibiting the sale of certain of the Company’s products and (xv) certain de-listing events with respect to the NYSE or NASDAQ. If one or more events of default occurs and continues beyond any applicable cure period, the Agent may, with the consent of the lenders holding a majority of the Term Loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further Term Loans available and declare all of the obligations of the Loan Parties to be immediately due and payable.

The foregoing summary of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which the Company intends to file as an exhibit to its quarterly report on Form 10-Q for the quarter ended March 31, 2018.

On February 20, 2018, the Company issued a press release announcing the entry into the Loan Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Sublicense Agreement

On February 16, 2018, the Company entered into a Sublicense Agreement (the “Sublicense Agreement”) with Merck Sharpe & Dohme Corp. (the “Sublicensor”).

The Sublicense Agreement grants to the Company, under certain non-exclusive U.S. patent rights controlled by the Sublicensor which relate to recombinant production of Hepatitis B surface antigen, the right to manufacture, use, offer for sale, sell and import HEPLISAV-B, adult Hepatitis B Vaccine, to prevent hepatitis B and diseases caused by hepatitis B in the United States and includes the right to grant further sublicenses. In consideration, the Company is obliged to make the following three payments: $7.0 million to the end of March 2018 and $7.0 million in the first quarter of each of 2019 and 2020.

The Sublicense Agreement continues until the expiration of the last of the specified patents controlled by the Sublicensor and completion of the Company’s payment obligations. The Sublicense Agreement may be terminated by either party if the other party becomes bankrupt or insolvent or if the Company commits a material breach, subject to a customary cure period.

The foregoing summary of the Sublicense Agreement does not purport to be complete and is qualified in its entirety by reference to the Sublicense Agreement, a copy of which the Company intends to file as an exhibit to its quarterly report on Form 10-Q for the quarter ended March 31, 2018.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.03	Material Modifications to Rights of Security Holders.

The information in Item 1.01 above is incorporated by reference into this Item 3.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

99.1	Press release, dated February 20, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: February 20, 2018	By:	/s/ STEVEN N. GERSTEN
Steven N. Gersten
Vice President, General Counsel and Chief Ethics and Compliance Officer